CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Variable Trust. Such reference is included in the Statement of Additional Information of the Changing Parameters Portfolio under the caption “Independent Registered Public Accounting Firm”.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

April 5, 2007